Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letters relating to the proved reserves of gas and oil (including coalbed methane) of CONSOL Energy Inc., as of December 31, 2010, and 2009, appearing in the Form 10-K of CONSOL Energy Inc. filed on February 10, 2011, and (b) the incorporation by reference of our name and our audit letters into this Registration Statement on Form S-8 that incorporates by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell and Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ DANNY D. SIMMONS, P.E.
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

September 26, 2011